Exhibit 10.2
CONTRACT CFO & ACCOUNTING, INC.
c/o 9974 Huntington Park Drive
Strongsville, OH 44136-2516
440-759-7470
440-238-8346 fax
David F. Hostelley, Ph D, CPA
Director of Public Entities Services
dave@hostelley.com
July 20, 2005
Mr. John A. Paganelli, Chairman
eXegenics, Inc.
1250 Pittsford-Victor Road
Building 200, Suite 280
Pittsford, NY 14534
Dear Mr. Paganelli:
This letter expresses our understanding of the services we will render and the fees for such services. We will provide CFO type services as it relates to eXegenics, Inc. (the “Company”) In this regard, we will work with the outsourced accounting staff in the preparation and review of the Company’s annual and quarterly reports (Form 10-K’s and 10-Q’s) along with other standard public company reporting documentation. We will work with legal counsel to the Company and others to prepare the Company’s annual and quarterly reports and the filing of same with the Securities and Exchange Commission. We will review the financial statements and related footnotes prepared by the outsourced staff; the signing of these reports will be by David F. Hostelley, CPA, of our firm.
It is acknowledged and agreed that all services shall be performed solely by David F. Hostelley, CPA and Mr. Hostelley shall serve as Chief Financial Officer of the Company. In the event Mr. Hostelley is unable to perform the services set forth herein, this agreement shall terminate immediately. We agree to treat all information relating to the Company and our services provided hereunder as confidential.
Additionally, we will review the proposed merger candidate initial information and participate in discussions and make recommendations. We will prepare all projections and forecasts and state our assumptions in our report.
Our fees for these services will be $2,500 per month, billed and payable on the first of each month. This agreement will be on a month to month basis with either party able to terminate the agreement at will upon three business days notice.
Any travel on behalf of the Company for any reason will be billed separately at $800 per day plus out-of-pocket expenses. All travel will be pre-approved by the Chairman of the Board of the Company.
Any other services not anticipated by this letter will be discussed and payment terms will be mutually agreed upon before services will be rendered.
We thank you for the opportunity to provide our services to you and we are looking forward to a mutually beneficial relationship.
Please acknowledge your agreement with this understanding and fax a signed copy back to me.

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Sincerely,	Agreed to:

Contract CFO & Accounting, Inc.	eXegenics, Inc.

By:	By:
David F. Hostelley, CPA	John A. Paganelli,
Director of Public Entities Services	Chairman of the Board

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